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                                  Exhibit 99.1
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                      EBENX, INC. TO MERGE WITH SHPS, INC.

MINNEAPOLIS, Minn. (November 4, 2002) - eBenX, Inc. (Nasdaq: EBNX), and SHPS, Inc., a private company, announced today that they have entered into a definitive agreement to merge the companies. The combination will create the market's leading comprehensive HR/benefits administration and health management services company. The merged company will operate under the name SHPS, be headquartered in Louisville, Kentucky, and be led by David Garner, chief executive officer of SHPS.

The transaction provides for the eBenX shareholders to tender their common stock in return for $4.85 per share of cash. The transaction is expected to close in the first quarter of 2003, subject to regulatory and shareholder approval.

 "This is an excellent strategic transaction, creating a great new company," said John J. Davis, president and chief executive officer of eBenX. "The complementary service offerings and technologies of our two companies will result in significant market benefits both for existing customers, and purchasers and suppliers of employee benefits and health care in general. In return for creating that company, we believe our shareholders are receiving significant value versus the recent trading price of eBenX."

David E. Garner, president and chief executive officer of SHPS, commented: "We approached eBenX with the idea of this combination because they have great technology, a great customer list, and talented employees. The merged company will be a strategic and operational combination born of the strength of the two companies. By combining our two companies, we believe we can deliver a significantly better set of products and services than either company could achieve individually. I believe that the combined technology platforms and service offerings are unmatched in the marketplace and position the combined company as the clear leader in our space."

Following the closing of this transaction, SHPS will provide benefit administration and total population-based healthcare management services for approximately 20 million covered lives and over 800 customers in both the large and mid-size employer market.

The merger will be effected as a purchase accounting transaction and is subject to certain closing conditions, including regulatory approvals and the approval of eBenX shareholders. Banc of America Securities has delivered a fairness opinion to eBenX.

About eBenX
eBenX (http://www.ebenx.com/) is a leader in streamlining and automating the health & welfare benefit supply chain, providing expertise, technology and services focused on managing the business transactions between employers and carriers--the buyers and suppliers of group health and welfare benefits. eBenX enables choice for employees and competition among health plans and insurance carriers.

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The shareholders of eBenX are advised to carefully read the proxy statement, once it becomes available, which will be mailed to them in the future, prior to forming their decision on whether to vote in favor of the transaction. Additionally, once the proxy is available, shareholders may be able to obtain the proxy statement and any other relevant documents at no charge at the Securities and Exchange web site located at www.sec.gov or by requesting the same from the respective companies.

About SHPS
SHPS, headquartered in Louisville, KY, offers comprehensive HR and benefits administration and health management services to help employers, public sector enterprises, and health plans manage the administrative, clinical and financial aspects of benefits and health care delivery. SHPS offers mid-sized and large private and public-sector enterprises a single source for outsourcing all or parts of their benefits and health programs. SHPS relies on its experience, Internet technologies and client service centers to serve nearly 600 organizations, including more than 70 Fortune 500 companies. SHPS employs more than 1,300 clinical professionals, employee benefits specialists and information technology experts in multiple facilities across the United States. SHPS is privately held and owned by Welsh, Carson, Anderson & Stowe, a private equity firm based in New York. For more information, visit www.shps.net and www.welshcarson.com.

Conference Call
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Concurrent with this press release, the Company is also announcing its third quarter financial results in a separate release. The Company plans to conduct a conference call discussing its financial results and the business combination today, November 4, 2002, at 10:00 a.m., ET. The conference call will be simulcast live on the Internet, and can be accessed via a live audio feed available through the Company's Web site, http://www.ebenx.com. To attend the Web conference call, click on the earnings conference call link and follow the prompted instructions.

Forward looking statements
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Other than historical information set forth herein, this announcement may contain forward-looking statements that involve risks and uncertainties. Actual results could be materially different from those discussed in this announcement. Factors that could cause actual results to differ include, among others: eBenX's limited operating history, loss of any material customer, failure of the industry to accept eBenX services, industry competition, failure to establish and maintain successful relationships with strategic partners, waning demand for Internet and e-commerce solutions, inability to protect intellectual property, and state, federal and local laws and regulations. Additional risks associated with eBenX's business can be found in its filings with the Securities and Exchange Commission.

Contacts:

John Davis                                      David Garner
President and CEO                               President and CEO
eBenX                                           SHPS, Inc.
605 N. Highway 169                              11045 Bluegrass Parkway
Suite LL                                        Louisville, KY  40299
Minneapolis, MN  55441                          (888) 421-7477
(763) 614-2102